Exhibit 16.1

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

USA

December 11, 2017

Reference:  RA/eo412781/JD/svb

Subject: Change in Registrant’s Certifying Accountant

Commissioners

We have read the statements made by argenx SE under the heading ‘Change in Registrant’s Certifying Accountant’ (copy attached, page 119), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16-F of Form 20-F, as part of the Form F-1 of argenx SE dated December 11, 2017. We agree with the statements concerning our firm in such Form F-1.

Yours sincerely

PricewaterhouseCoopers Accountants N.V.

Original has been signed by R.M.N. Admiraal

partner

PricewaterhouseCoopers Accountants N.V., Flight Forum 840, 5657 DV Eindhoven, P.O. Box 6365, 5600 HJ Eindhoven, the Netherlands

T: +31 (0) 88 792 00 40, F: +31 (0) 88 792 94 13, www.pwc.nl

‘PwC’ is the brand under which PricewaterhouseCoopers Accountants N.V. (Chamber of Commerce 34180285), PricewaterhouseCoopers Belastingadviseurs N.V. (Chamber of Commerce 34180284), PricewaterhouseCoopers Advisory N.V. (Chamber of Commerce 34180287), PricewaterhouseCoopers Compliance Services B.V. (Chamber of Commerce 51414406), PricewaterhouseCoopers Pensions, Actuarial & Insurance Services B.V. (Chamber of Commerce 54226368), PricewaterhouseCoopers B.V. (Chamber of Commerce 34180289) and other companies operate and provide services. These services are governed by General Terms and Conditions (‘algemene voorwaarden’), which include provisions regarding our liability. Purchases by these companies are governed by General Terms and Conditions of Purchase (‘algemene inkoopvoorwaarden’). At www.pwc.nl more detailed information on these companies is available, including these General Terms and Conditions and the General Terms and Conditions of Purchase, which have also been filed at the Amsterdam Chamber of Commerce.